EXHIBIT 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into on this 14th day of January, 2014 (the “Effective Date”) by and between Gerald J. Rubin (“Rubin”) and Helen of Troy Nevada Corporation, a Nevada corporation (the “Company”), an indirect wholly-owned subsidiary of Helen of Troy Limited, a Bermuda company (“Helen of Troy”).  Rubin and the Company are sometimes referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

WHEREAS, Rubin has been employed as the Chief Executive Officer and President of Helen of Troy;

WHEREAS, Rubin entered into an Amended and Restated Employment Agreement with the Company as of September 13, 2011 (the “Employment Agreement”); and

WHEREAS, the Parties agree that Rubin’s employment shall be terminated by the Company without Cause (as defined in the Employment Agreement) as of February 28, 2014 (the “Separation Date”).

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      End of Rubin’s Employment and the Employment Agreement.  Effective as of the Effective Date, Rubin shall resign all of Rubin’s director, officer, manager or any equivalent positions with the Company and each of its affiliates and subsidiaries, including his position as Chief Executive Officer and President of Helen of Troy, but shall remain an employee of Helen of Troy through the Separation Date.  Effective as of the Separation Date, the Company shall terminate Rubin’s employment without Cause. Rubin agrees to execute all documents and take such further steps as may be required to effectuate such resignations and termination(s).   Rubin agrees that he shall not make any representations or execute any documents, or take any other actions, on behalf of the Company or Helen of Troy as of the Effective Date.  Rubin agrees that this Agreement fully supersedes any and all prior agreements relating to Rubin’s employment, compensation and equity with the Company and Helen of Troy, all of which shall terminate upon the Effective Date, including, without limitation, the Employment Agreement (except for the Surviving Provisions defined below).

2.                                      Payments and Benefits.

a.                                            Accrued Obligations. The Company shall pay Rubin (i) any unpaid Base Compensation (as defined in the Employment Agreement) accrued through the Separation Date, payable in accordance with the Company’s normal payroll practices; and (ii) any unreimbursed expenses properly incurred prior to the Separation Date, payable in accordance with the Company’s normal expense reimbursement policies (the “Accrued Obligations”).

b.                                      Severance Payments. The Company shall pay Rubin a single lump sum payment on the first day of the seventh month following the Separation Date (or, if earlier, within 30 days of Rubin’s death)(such date, the “409A Payment Date”), in, at the discretion of the Compensation Committee of Helen of Troy’s Board of Directors (or such other committee as may be appointed by the Board from time to time), cash, common shares of Helen of Troy or a combination thereof, in an amount equal to $15,000,000.  For purposes of this Agreement paragraph 2.b., the common shares of Helen of Troy shall be valued at “Fair Market Value” (as such term is defined under the Helen of Troy 2008 Stock Incentive Plan) as of the business day immediately preceding the 409A Payment Date.

c.                                       Incentive Compensation.  The Company shall pay Rubin the cash or common shares, par value $0.10 per share, of Helen of Troy (the “Shares”) with respect to his fiscal year 2014 annual incentive bonus pursuant to the Helen of Troy Limited 2011 Annual Incentive Plan (the “Bonus Plan”) on or before May 15, 2014 to the extent the applicable performance goals set forth in the Bonus Plan are satisfied for the year ending February 28, 2014 regardless of Rubin’s continued employment with the Company, subject to the terms and conditions of the Bonus Plan.  The Company shall pay Rubin the Shares underlying the Tranche 2 RSUs (as defined in the Employment Agreement) on or before May 15, 2014 to the extent the applicable performance goals are satisfied for the year ending February 28, 2014 regardless of Rubin’s continued employment with the Company.

d.                                      Equity Awards.  All restrictions on restricted stock, restricted stock units and other stock awards granted to Rubin prior to the Separation Date shall be removed and the rights to the stock and/or cash underlying such awards shall immediately vest, other than restricted stock units for which the applicable EBITDA ROIC targets (as defined in the Employment Agreement) have not been achieved of as of the Separation Date.

e.                                       Life Insurance Policies.

(i)                                     Rubin acknowledges and agrees that prior to the Effective Date the Company transferred the Guardian Policy in accordance with Section 2.6 of the Employment Agreement.

(ii)                                  The Company agrees to transfer the Sun Life Policy subject to and in accordance with the provisions of Section 2.6 of the Employment Agreement following certification by the Company of the attainment of the fiscal year 2014 goals (as provided in the Employment Agreement) and to pay the premiums owed under the Sun Life Policy for such year.  Rubin acknowledges and agrees that if the fiscal year 2014 goals set forth in Section 2.6 of the Employment Agreement are not achieved, the Sun Life Policy shall not be transferred, and the Company shall continue to own such policy.

(iii)                               Rubin acknowledges and agrees that the Company shall remain the owner of the Metropolitan Policy; provided, however, that nothing in this Agreement paragraph 2(e)(iii) is intended to be a waiver by Rubin of economic rights, if any, that Rubin may have in the Metropolitan Policy.

For the avoidance of doubt, the Parties agree and understand that for any policy transferred in accordance with Section 2.6 of the Employment Agreement and except as provided in Agreement paragraph 2(e)(ii) above, Rubin shall be responsible for paying all premiums due on each such policy and the Company and Helen of Troy shall no longer have any obligations with respect to such policy or under the Insurance Agreement (as defined in the Employment Agreement) with respect to such policy.

f.                                        Continued Application of Certain Provisions. The Parties acknowledge and agree that any payments or benefits provided under this Agreement paragraph 2 shall continue to be subject to the provisions of Sections 11.15 and 11.16 of the Employment Agreement, including any provisions that impact the timing of the payment of such payments or benefits.

3.                                      No Admission of Liability.  This Agreement shall not in any way be construed as an admission by the Company, Helen of Troy or Rubin of any acts of wrongdoing or violation of any statute, law, or legal right.  Rather, the parties specifically deny and disclaim that either has any liability to the other.

4.                                      Company Information.  Rubin agrees to continue to abide by the Company’s confidentiality policies and procedures and any other confidentiality agreements that he received or signed during his employment with the Company.

5.                                      Agreement to Return Company Property/Documents.  Rubin understands that his employment with the Company, Helen of Troy and any of their affiliates or subsidiaries shall terminate on the Separation Date.  Accordingly, Rubin agrees that he will promptly return to the Company all the Company’s confidential information (as described in Section 5.1 of the Employment Agreement), documents, files, records, tapes, data, and similar information (written or electronically stored) that have been in his possession, custody, or control regarding the Company, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials.  Rubin further agrees that no later than five calendar days after the Separation Date, he will return to the Company immediately any Company property remaining in his possession, custody, or control, including, without limitation, keys, access cards, badges, equipment, computer(s) and computer equipment, drives and electronic storage devices, hand-held electronic devices, Company cellular phones and/or PDAs, Company credit cards, business cards, data, lists, electronically stored information, correspondence, notes, memos, reports, or other writings prepared by the Company or Rubin on the Company’s behalf.  Notwithstanding the provisions in this Agreement paragraph 5, the Company, after receiving reasonable notice from Rubin, will give Rubin reasonable access to the Company’s property solely to allow Rubin to remove any of his personal property that remains on the Company’s property after the Effective Date.

6.                                      Surviving Provisions.  Rubin and the Company acknowledge and agree that Sections 2.5(b)(v), 5.1, 10.1, 10.2, 10.3, 11.15 and 11.16 of the Employment Agreement (the “Surviving Provisions”) shall remain in full force and effect, and shall survive this Agreement; provided that Section 10.3 of the Employment Agreement shall only survive until February 28, 2015.  Rubin reaffirms and agrees to observe and abide by the terms of the Surviving Provisions.  In the event Rubin breaches any provision of this Agreement or the Surviving Provisions, Rubin acknowledges and agrees that he will immediately forfeit his rights to the Payments and Benefits (other than the Accrued Obligations) set forth in Agreement paragraph 2.

7.                                      Insider Status.  The Company agrees that neither Rubin nor any of Rubin’s family members will be considered a person subject to the Company’s policy on insider trading on and after February 28, 2014.

8.                                      Cooperation.  Rubin agrees to cooperate with the Company in connection with any claims, causes of action, investigations, hearings, proceedings, arbitrations, lawsuits, or other matters that have been brought, or may be brought in the future, against or on behalf of the Company, Helen of Troy or any of their affiliates or subsidiaries that relate to events or occurrences that transpired while Rubin was employed with the Company.  Rubin’s cooperation in connection with this Agreement paragraph 7 shall include, without limitation, making himself reasonably available to meet and fully cooperate with the Company or its designated representative, making himself reasonably available to meet with counsel to prepare for discovery or trial, to prepare and submit affidavit(s) or declaration(s), act as a witness on behalf of the Company at convenient times, and to provide true and accurate testimony regarding any such matters.  The Company, in turn, agrees to pay Rubin his reasonable expenses and costs arising out of his cooperation with the Company under this Agreement paragraph 7.   Rubin is solely responsible for submitting his invoices arising out of his cooperation with the Company under this Agreement paragraph 7.

9.                                      No Reemployment.  Rubin agrees that he relinquishes any right to employment or reemployment with the Company, Helen of Troy or any of their affiliates or subsidiaries.  Rubin agrees that he will not seek, apply for, accept, or otherwise pursue employment with the Company, Helen of Troy or any of their affiliates or subsidiaries.  Rubin acknowledges that if he reapplies for or seeks employment with the Company, Helen of Troy or any of their affiliates or subsidiaries, the Company’s, Helen of Troy’s or any of their affiliates’ or subsidiaries’ refusal to hire him based on this Agreement provision will provide a complete defense to any claims arising from his attempt to obtain employment.

10.                               Binding Agreement.  Rubin agrees that this Agreement shall be binding on him and his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of his heirs, administrators, representatives, executors, successors, and assigns.

11.                               Choice of Law.  This Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas without reference to its choice of law provisions.  The Parties agree that the language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.

12.                               Severability.  The Parties agree that should a court declare or determine that any provision of this Agreement is illegal or invalid, the validity of the remaining parts, terms, or provisions of this Agreement will not be affected and any illegal or invalid part, term, or provision will not be deemed to be a part of this Agreement.

13.                               Waiver.  A Party’s waiver of any breach or violation of any Agreement provision shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

14.                               Assignment.  Except as provided in this Agreement, Rubin may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company.  Any attempted assignment by Rubin in violation of this Agreement shall be void.  Except as provided in this Agreement, nothing in this Agreement entitles any person, other than the Parties to the Agreement, to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

15.                               Counterparts.  The Parties agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

16.                               Entire Agreement.  This Agreement sets forth the entire agreement between the Parties concerning the subject matter in this Agreement, and fully supersedes any and all prior oral or written agreements, promises, or understandings between or among the Parties pertaining to the subject matter in this Agreement.

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MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS SEPARATION AGREEMENT AND AGREE AND CONSENT TO ALL OF ITS TERMS AND CONDITIONS.

Gerald J. Rubin:	Helen of Troy Nevada Corporation

/s/ Gerald J. Rubin	/s/ Vincent D. Carson
Signed	Signed

Gerald J. Rubin	Vincent D. Carson, Senior Vice President
Printed name	Name/Title

January 14, 2014	January 14, 2014
Date	Date

The obligations of the Company to Rubin hereunder are hereby guaranteed by Helen of Troy and the undersigned subsidiary of Helen of Troy Limited, a Barbados company.

HELEN OF TROY LIMITED, a Bermuda company

By:	/s/ Vincent D. Carson
Its:	Senior Vice President

HELEN OF TROY LIMITED, a Barbados company

By:	/s/ Vincent D. Carson
Its:	Senior Vice President